SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2003

CASH TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-24569	95-4558331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1434 West 11th Street Los Angeles, California	90015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 745-2000

(Former name or former address, if changed since last report)

ITEM 9.	FD DISCLOSURE

On June 30, 2003, CoinBank Automations Handels Ges.m.b.H. (“CoinBank Europe”), an Austrian corporation and wholly owned subsidiary of Cash Technologies, Inc., signed an agreement with Cash Solutions Geldverarbeitungssysteme GmbH i.G. (“Cash Solutions”), an Austrian corporation, for Cash Solutions to exclusively distribute Cash Tech’s CoinBank® self-service coin counting machines in Europe. Cash Solutions will supply the machines to NCR Corporation (NYSE:NCR) and others. NCR is one of the world’s largest banking equipment providers and will in turn market the machines to its bank customers in Europe directly and indirectly through its distributors.

The agreement requires that Cash Solutions purchase certain minimum quantities each year to maintain its exclusivity and allows for the parties to share in manufacturing cost reductions realized as production quantities increase from sales. The machines, engineered in the U.S. and Austria by Cash Tech and CoinBank Europe, are manufactured under contract to CoinBank Europe by a prestigious European equipment maker that operates more than 500,000 square feet of ISO 2002 manufacturing facilities in Austria. The machines are also distributed in the U.S. through a similar arrangement with another major banking equipment provider.

The European coin machine market has expanded dramatically since the introduction of euro coins in January 2001. All coins previously issued by the European Union countries have been replaced with euro coins, creating an enormous demand for new coin counting equipment that can efficiently sort and count the new denominations.

The CoinBank machine provides superior performance due to its proprietary technology. The machine determines a coin’s denomination by electronically measuring its metal content rather than by weight and size. The proprietary technology, key aspects of which were issued a U.S. patent in 2001 (worldwide patents are pending), outperforms competitive machines by separating out and returning all foreign debris and coins, improving reliability and accuracy. Through a sophisticated communications device, the machines also permit remote management, maintenance and software upgrades via telephone, the Internet or local area network (LAN). This allows a large network of machines to be efficiently managed by financial institutions or retailers.

Importantly, the latest version of the CoinBank machine, to be marketed under the new Cash Solutions agreement, does an exceptional job processing euros, which are particularly difficult to count accurately due to slight variations in the metal alloys introduced by the many countries minting the new coins.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8K to be signed on its behalf by the undersigned hereunto duly authorized.

CASH TECHNOLOGIES, INC. (Registrant)

By:	/s/ EDMUND KING
Edmund King Chief Financial Officer

Dated: July 11, 2003